EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Linear Technology Corporation for the registration by the Company under the Securities Act of 1933, as amended (the "Act") of (a) $1,000,000,000 in aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due May 1, 2027 (the “2027A notes”), (b) $700,000,000 in aggregate principal amount of the Company’s 3.125% Convertible Senior Notes due May 1, 2027 (the “2027B notes” and, together with the 2027A notes, the “Notes”) and (c) 33,869,660 shares of Common Stock, par value $0.001 per share of the Company initially issuable upon conversion of the Notes and to the incorporation by reference therein of our reports dated September 5, 2006, with respect to the consolidated financial statements and schedule of Linear Technology Corporation, Linear Technology Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Linear Technology Corporation, included in its Annual Report (Form 10-K) for the year ended July 2, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
June 22, 2007